Exhibit 99.1

FOR IMMEDIATE RELEASE

Norfolk Southern reports third quarter 2023 results

ATLANTA, October 25, 2023 – Norfolk Southern Corporation (NYSE: NSC) announced Wednesday its third quarter 2023 financial results. For the quarter, income from railway operations was $756 million and diluted earnings per share were $2.10. These results include a $163 million charge associated with the incident in Eastern Ohio which includes an initial insurance recovery of $25 million.

Adjusting for the effects of the incident charge, third quarter results included income from railway operations of $919 million and diluted earnings per share of $2.65 – declines of 28% and 35%, respectively, compared to the third quarter of 2022.

“In the third quarter, we continued to invest in our people and our assets to lay the foundation for our innovative strategy,” said Norfolk Southern President and Chief Executive Officer Alan H. Shaw. “Part of charting a better way forward for Norfolk Southern is building solid operational disciplines that move us toward consistency, all to enable productivity enhancements and growth in the quarters ahead. We are building the safe, reliable, and resilient railroad our customers and shareholders expect, and we have an incredibly bright future.”

Third Quarter Summary

•	Railway operating revenues of $3.0 billion, down $372 million, or 11%, compared to third quarter 2022.
•	Income from railway operations was $756 million inclusive of a $163 million charge associated with the Eastern Ohio Incident, a 41% decline compared to $1.3 billion in the third quarter of 2022.
o	Adjusting for the Eastern Ohio Incident, income from railway operations was $919 million, down $353 million, or 28%, compared to third quarter 2022.
•	Diluted earnings per share were $2.10, a decline of 49% compared to third quarter 2022.
o	Adjusting for the Eastern Ohio Incident, diluted earnings per share were $2.65, down $1.45, or 35%, compared to third quarter 2022.

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About Norfolk Southern

Since 1827, Norfolk Southern Corporation (NYSE: NSC) and its predecessor companies have safely moved the goods and materials that drive the U.S. economy. Today, it operates a customer-centric and operations-driven freight transportation network. Committed to furthering sustainability, Norfolk Southern helps its customers avoid approximately 15 million tons of yearly carbon emissions by shipping via rail. Its dedicated team members deliver more than 7 million carloads annually, from agriculture to consumer goods, and is the largest rail shipper of auto products and metals in North America. Norfolk Southern also has the most extensive intermodal network in the eastern U.S., serving a majority of the country’s population and manufacturing base, with connections to every major container port on the Atlantic coast as well as the Gulf of Mexico and Great Lakes. Learn more by visiting www.NorfolkSouthern.com.

Media Inquiries:

Media Relations, 404-420-4444

Investor Inquiries:

Luke Nichols, 470-867-4807

Forward-looking statements

Certain statements in this press release may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or our achievements or those of our industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements may be identified by the use of words like “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “project,” “consider,” “predict,” “potential,” “feel,” or other comparable terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates, beliefs, and projections. While we believe these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond our control. These and other important factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission (the SEC), as supplemented in Part II, Item 1A of our Form 10-Q to be filed with the SEC on the same date as this press release, may cause actual results, performance, or achievements to differ materially from those expressed or implied by these forward- looking statements. The forward-looking statements herein are made only as of the date they were first issued, and unless otherwise required by applicable securities laws, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Reconciliation of Non-GAAP Financial Measures

Information included within this filing includes non-GAAP financial measures, as defined by SEC Regulation G. Non-GAAP financial measures should be considered in addition to, not as a substitute for, the financial measures reported in accordance with U.S. generally accepted accounting principles (GAAP).

GAAP financial results are adjusted to exclude the effects of a February 3, 2023 train derailment in East Palestine, Ohio that included 11 non-Company-owned tank cars carrying hazardous materials, fires associated with the derailment that threatened certain of the tank cars, and a controlled vent and burn procedure conducted on February 6, 2023 on the five derailed tank cars containing vinyl chloride (the Incident). The Company recognized $163 million of expenses during the third quarter related to the Incident. The income tax effects of this non-GAAP adjustment were calculated based on the applicable tax rates to which the non-GAAP adjustment related. The Company uses these non-GAAP financial measures internally and believes this information provides useful supplemental information to investors to facilitate making period-to-period comparisons by excluding the effects of the Incident.

While the Company believes that these non-GAAP financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation from, or as a substitute for, the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies.

($ in millions except per share amounts)	Third Quarter 2023
Income from railway operations	$756
Effect of the Incident	163
Adjusted income from railway operations	$919

Diluted earnings per share	$2.10
Effect of the Incident	0.55
Adjusted diluted earnings per share	$2.65

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